UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2025

LITHIUM AMERICAS CORP.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	001-41788	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 - 666 Burrard Street

Vancouver, British Columbia, Canada V6C 2X8

(Address of principal executive offices, and Zip Code)

(778) 656-5820

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	LAC	New York Stock Exchange
Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2025, Lithium Americas Corp. (the “Company”) appointed Brandin Luke Colton (Luke Colton) to serve as the Company’s Executive Vice President and Chief Financial Officer to take effect January 29, 2025. In connection with his appointment, Mr. Colton will assume the role of the Company’s principal accounting officer. Concurrently with Mr. Colton’s appointment as Executive Vice President and Chief Financial Officer, April Hashimoto, the Company’s Senior Vice President, Finance and Administration, who has been acting as the Company’s interim Chief Financial Officer since November 25, 2024, will cease to be the Company’s interim Chief Financial Officer and principal accounting officer and resume her role as the Company’s Senior Vice President, Finance and Administration, to take effect January 28, 2025.

Mr. Colton, age 50, is a seasoned mining executive with significant financial, statutory, commercial and leadership experience spanning over two decades across multiple global jurisdictions. Most recently, Mr. Colton was CFO of Minova International from mid-2023 to late-2024, responsible for finance, treasury and taxation, and was an important member of Minova’s senior leadership team. Previously, Mr. Colton spent over five years at Turquoise Hill Resources (“THR”) as the CFO, and was a director of Oyu Tolgoi, overseeing the development of a multi-billion-dollar copper open pit and underground mine in Mongolia and the privatization of THR by Rio Tinto. His previous experience includes CFO of Richards Bay Minerals, and he held progressively more senior roles at Rio Tinto including Manager Financial, Capital Accounting and Compliance for Rio Tinto Iron Ore; Principle, Valuations and Analysis for Rio Tinto Controllers; and Manager, Reporting and Control for Rio Tinto Energy America. Mr. Colton began his career at Ernst & Young and holds a Masters of Accountancy from Brigham Young University.

In connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Colton entered into an employment agreement with the Company (the “Employment Agreement”) pursuant to which he is entitled to an annual base salary of US$400,000 (“Base Salary”). Mr. Colton will be eligible to receive annual short-term incentive compensation at a target rate of seventy-five percent (75%) of his Base Salary (the “STI Bonus”) and long-term incentive compensation at a target rate of seventy-five percent (75%) of his Base Salary.

In the event Mr. Colton’s employment is terminated by the Company without cause, because of a “Disability,” or for “Good Reason,” each as defined in Mr. Colton’s Employment Agreement, Mr. Colton will receive the following severance package: (a) 12 months (the “Severance Period”) of his Base Salary; (b) an amount equal to the STI Bonus he received for the year before termination; (c) accelerated vesting of any equity awards scheduled to vest during the Severance Period; and (d) continuation of benefits coverage during the Severance Period or reimbursement for replacement coverage (the “Severance Package”).

Further, if at any time there is a “Change of Control” during the employment agreement (as defined in the employment agreement), and within 12 months of such “Change of Control”: (a) Mr. Colton’s employment is terminated without cause, or (b) Mr. Colton resigns for “Good Reason” (as defined in the employment agreement) after (A) providing LAC Management LLC (“LACM”) with written notice of the circumstances constituting “Good Reason” (B) LACM failing to remedy the circumstances constituting “Good Reason”, then Mr. Colton will be entitled to receive the Severance Package described above, except that the Severance Period will then be 24 months; and (C) all equity awards previously granted will vest immediately in accordance with the terms of the Company’s equity incentive plan.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Colton and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. There are no transactions in which Mr. Colton has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Employment Agreement by and between LAC Management LLC and Brandin Luke Colton dated as of January 29, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LITHIUM AMERICAS CORP.
(Registrant)

Dated: January 7, 2025	By:	/s/ Jonathan Evans
Jonathan Evans
Chief Executive Officer